EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
CABG MEDICAL, INC.

     The undersigned individual, being of full age, for the purpose of forming a corporation under and pursuant to Chapter 302A of the Minnesota Statutes, as amended, hereby adopts the following Articles of Incorporation:

ARTICLE 1 - NAME

     1.1) The name of the corporation shall be CABG Medical, Inc.

ARTICLE 2 - REGISTERED OFFICE

     2.1) The registered office of the corporation is located at 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota 55402.

ARTICLE 3 - CAPITAL STOCK

     3.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares of capital stock the corporation has authority to issue shall be 20,000,000 shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of 18,000,000 common shares and 2,000,000 undesignated shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series.

     3.2) Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

     3.3) Issuance of Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

     3.4) Issuance of Shares to Holders of Another Class or Series. The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.

ARTICLE 4 - RIGHTS OF SHAREHOLDERS

     4.1) No Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

     4.2) No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.

ARTICLE 5 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

     5.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

ARTICLE 6 - AMENDMENT OF ARTICLES OF INCORPORATION

     6.1) After the issuance of shares by the corporation, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

ARTICLE 7 - AMENDMENT OF BYLAWS

     7.1) After the initial Bylaws of the corporation are adopted by the incorporators or first Board in the manner provided by law, the Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation, subject to the power of the shareholders to change or repeal the same, provided, however, that the Board shall not adopt, amend or repeal any Bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend a Bylaw that increases the number of directors.

ARTICLE 8 - LIMITATION OF DIRECTOR LIABILITY

     8.1) To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE 9 - INCORPORATOR

     9.1) The name and mailing address of the incorporator is as follows:

Tom King
Fredrikson & Byron, P.A.
1100 International Centre
900 Second Avenue South
Minneapolis, MN 55402

     IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hand this 2nd day of December, 1999.

/s/ THOMAS R. KING

Incorporator

ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
CABG MEDICAL, INC.

     Pursuant to the provisions of Minnesota Statutes, Section 302A.139 and 302A.402, the amendment to the Articles of Incorporation of CABG Medical, Inc., amending and restating Article 3.1 in its entirety, as set forth below, was duly adopted by the Board of Directors on March 17, 2003.

“ARTICLE 3 – CAPITAL STOCK

     3.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares of capital stock the corporation has authority to issue shall be 60,000,000 shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of 54,000,000 common shares and 6,000,000 undesignated shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series.”

     This amendment was approved in connection with a 3-for-1 stock split of the presently issued and outstanding shares of the corporation’s Common Stock. The stock split combined with the corresponding increase in authorized shares as set forth in these Articles of Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the transaction (the stock split and increase in authorized shares) exceeding the percentage of authorized shares of that class or series that were unissued before the division.

     The undersigned swears that the foregoing is true and accurate and that the undersigned has the authority to sign this document on behalf of the corporation.

Dated: March 17, 2003

/s/ MANUEL A. VILLAFANA

Manuel A. Villafana, Chairman and Chief Executive Officer